Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276030

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated December 27, 2023)

Up to 20,000,000 Shares of Common Stock

This prospectus supplement no. 2 (this “prospectus supplement”) amends and supplements the prospectus dated December 27, 2023 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1, as amended (Registration Statement No. 333-276030). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2024 (the “Form 8-K”) (to the extent filed not furnished). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The NASDAQ Stock Market LLC under the symbol “BTTX”. On March 13, 2024, the closing price of our common stock was $0.204 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 14 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2024

BETTER THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39864	85-3472546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

548 Market Street #49404
San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 887-2311

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on December 14, 2023, the Company received notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the Company’s non-compliance with the minimum bid price and market value of listed securities requirements for continued listing on The Nasdaq Capital Market, the Company’s securities were subject to delisting unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). On December 21, 2023, the Company requested a hearing before the Panel, which temporarily stayed the suspension of trading and delisting of the Company’s common stock. The hearing was scheduled for March 14, 2024.

On March 14, 2024, the Company has voluntarily requested a delisting of its securities and expects its securities to be delisted in the near term. The Company further intends to file a Form 15 with the Securities and Exchange Commission to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.

Item 8.01.	Other Events.

On March 14, 2024, the Company issued a press release entitled “Better Therapeutics Announces it will Seek Strategic Alternatives and will be Delisted from Nasdaq.” A copy of the Company’s press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 14, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Better Therapeutics, Inc.

Dated: March 14, 2024	By:	/s/ Frank Karbe
	Name:	Frank Karbe
	Title:	Chief Executive Officer

Exhibit 99.1

Better Therapeutics Announces it will Seek Strategic Alternatives and will be Delisted from Nasdaq

March 14, 2024

Better Therapeutics, Inc. (NASDAQ: BTTX) (the “Company”) announced today that the Company is terminating its employees and will explore strategic alternatives, including assignment for the benefit of creditors and/or a wind-down of the Company. This decision was made at a special meeting of the board of directors on Wednesday evening, March 13, 2024. Further, as previously disclosed, the Company’s securities are subject to delisting from the Nasdaq Stock Market unless the Company presents a plan to regain compliance with Nasdaq’s continued listing standards before the Nasdaq hearings panel. The Company has voluntarily requested a delisting of its securities and expects its securities to be delisted in the near term.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the timing, progress and results of our evaluation of strategic alternatives, including whether or not the evaluation of alternatives results in any transaction, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

For media inquiries, please contact info@bettertx.com

For partnership inquiries or further information, please contact IR@bettertx.com

Source: Better Therapeutics, Inc.